Exhibit 10.12

FIXED PRICE FULL REQUIREMENTS NATURAL GAS CONFIRMATION
By and Between
Commerce Energy, Inc.
and 808 Energy3, LLC

This Confirmation Agreement governs the commercial terms between the Parties and is hereby made a part of the current Master Retail Energy Supply Agreement between Commerce Energy Inc. and 808 Energy3, LLC. Customer to purchase and receive natural gas and Commerce to sell and deliver natural gas.

Confirmation No:   11

CUSTOMERS FACILITY/BILLING NAME:	808 Energy3, LLC

CUSTOMERS METER ADDRESS:	4741 Temescal Canyon Road, Lake Elsinore, CA 92530

TRANSPORTATION ID:

ACCOUNT NUMBER:	1888880029362

METER NUMBER:	. 12454742

UTILITY (UDO):	Southern California Gas Company

TOTAL ANNUAL MMBtu:	24,000

TOTAL CONTRACTED MMBtu:	48,000

Note: If multiple sites and/or meters· complete Exhibit B.

PERIOD OF DELIVERY: This Confirmation shall be the effective contract Start Date and End Date. Commerce may begin deliveries base on meter read cycles and the flow date the Customer provided by the corresponding utility.

Start Month (mm/dd/yy)	End Month (mm/dd/yy)	Term (months)
07/01/2012	06/30/2014	24 months

DELIVERY OBLIGATION AND RECEIPT POINTS:

Delivery Point
SoCal Citygate

PRICE:  The price for natural gas delivered to Customer shall be a Fixed Contract Price is for the volumes requested below. Any applicable taxes utility will be passed on to the Customer.

Fixed Contract Price (In $ per MMBtu)
$3.89

This contract is for 100% of Buyers natural gas requirements and based on historical volumes provided by Customer and/or their utility

CONTRACT QUANTITY:

Month - Year	Fixed Price Contract Requirements (MMBtus’s per Month)
JANUARY	2,000
FEBRUARY	2,000
MARCH	2,000
APRIL	2,000
MAY	2,000
JUNE	2,000
JULY	2,000
AUGUST	2,000
SEPTEMBER	2,000
OCTOBER	2,000
NOVEMBER	2,000
DECEMBER	2,000

Operating Days -Days of the week during which Customer normally operates its facilities.

MONDAY X TUESDAY X WEDNESDAY X THURSDAY X FRIDAY X SATURDAY X SUNDAY X HOLIDAYS* X (HOLIDAYS are Federal Reserve Banking Holidays)

NOMINATIONS AND DELIVERIES:  Customer will provide historical usage or actual telemetric usage data with which Seller may project and schedule Customer's natural gas requirement. Customer will use best efforts to keep Commerce Informed of anticipated changes to forecasted gas usage. Customer must report any facility shutdowns, scheduled maintenance, curtailments or any other significant changes affecting gas usage to Commerce at least forty eight (48) hours in advance of such occurrence, or as soon as Customer is aware of such change. All notices related to usage will be accepted verbally, but will be confirmed via email or facsimile from Customer. Commerce will use reasonable efforts to mitigate losses but Customer will be held financially responsible for any losses caused by Customer's failure to provide timely notice of significant changes in usage including any penalties assessed by the utility. Customer also certifies that it will comply with and utility order to reduce or cease gas consumption, operational flow order, or emergency flow order as declared and shall assume financial responsibility for any penalty or imbalance charges assessed In connection with the event.

IMBALANCES:  Commerce will nominate gas based on the Forecasted Monthly Contract requirements in this confirmation. Seller shall reimburse Buyer for any imbalance costs that LDC may charge Buyer in connection with any imbalance, except that Buyer shall be responsible for such costs to the extent that Buyer does not cooperate with Seller to prevent and/or correct the occurrence of imbalances, including, immediately notifying Seller if Buyer becomes aware that actual gas consumption will vary more than ten percent (10%) from nominated volumes submitted by Buyer. The price for natural gas outside of the ten percent (10%) tolerance or used to settle Imbalances shall be Commerce's actual costs plus $0.10 per MMBtu.

SPECIAL TERMS & CONDITIONS:  This Confirmation Agreement is being provided pursuant to and in accordance with the Master Retail Energy Supply Agreement and, upon acceptance, constitutes part of said Agreement. The following Special Terms & Conditions apply:

1. This Agreement will continue In full force and effect on a month to month basis until terminated by either Party with sixty (60) days written notice. Customer's price will automatically default to a month to month price using market rates.

2. Remedies upon an Event of Default or Early Termination: If Customer defaults and it fails to cure within five (5) business days of written notice; then Commerce may, in its discretion, terminate this Agreement and switch Customer to the utility or Provider of Last Resort ("POLR"), whichever Is applicable. If Commerce defaults and it fails to cure within five (5) business days of written notice, Customer may terminate this Agreement. Thereafter, the non-defaulting Party may in good faith calculate the amounts due. The defaulting Party will pay those amounts within ten (10) days from the date of invoice.

If Customer defaults the formula will be: [(Contract Price per MMBtu) minus (Prevailing Market Rate per MMBtu)] times (the estimated remaining amount of energy that would have been delivered under any Confirmation had It not been terminated early, measured in MMBtu). If Commerce defaults, the formula will be: [(Prevailing Market Rate per MMBtu) minus (Contract Price per MMBtu)] times (the estimated remaining amount of energy that would have been delivered under any Confirmation had it not been terminated early, measured In MMBtu)].

808 Energy3, LLC	Commerce Energy Inc.
Signature: /s/ Peter Kirkbride	By: /s/ Deborah Merril

Name: Peter Kirkbride	Print Name: Deborah Merril

Title: VP Operations	Title: Executive Vice President, Commercial

Date: 05/31/2012	Date: June 4, 2012

Please execute this Confirmation Agreement and fax a copy to:
Commerce Energy, Inc. Attn: Commercial Sales (714) 481-6589